Exhibit 4.1

TENTH SUPPLEMENTAL INDENTURE

TENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 10, 2012, among Sports Analytics LLC, a Maryland limited liability company (the “Guaranteeing Subsidiary”), a direct or indirect subsidiary of FTI Consulting, Inc. (or its permitted successor), a Maryland corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust Company, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of August 2, 2005 (as supplemented by the First Supplemental Indenture dated as of December 16, 2005, the Second Supplemental Indenture dated as of February 22, 2006, the Third Supplemental Indenture dated as of September 15, 2006, the Fourth Supplemental Indenture dated as of November 7, 2006, the Fifth Supplemental Indenture dated as of December 7, 2006, the Sixth Supplemental Indenture dated as of December 27, 2007, the Seventh Supplemental Indenture dated as of May 23, 2008, the Eighth Supplemental Indenture dated as of September 24, 2008 and the Ninth Supplemental Indenture dated May 15, 2009, the “Indenture”), providing for the issuance of 3 3/4% Senior Subordinated Convertible Notes due July 15, 2012 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall agree to guarantee the Notes on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, manager, officer, employee, incorporator, stockholder, member or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Guaranteeing Subsidiary, the Company or any other Guarantors under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

The Guaranteeing Subsidiary:

SPORTS ANALYTICS LLC

By:
Name:	Eric B. Miller
Title:	Senior Vice President

The Company:

FTI CONSULTING, INC.

By:
Name:	Eric B. Miller
Title:	Executive Vice President, General Counsel and Chief Risk Officer

[SIGNATURE PAGES CONTINUE]

GUARANTORS

FTI, LLC, a Maryland limited liability company
COMPASS LEXECON LLC, a Maryland limited liability company
FTI INTERNATIONAL, LLC, a Maryland limited liability company
COMPETITION POLICY ASSOCIATES, INC., a District of Columbia corporation
FTI CONSULTING LLC, a Maryland limited liability company
FTI GENERAL PARTNER LLC, a Maryland limited liability company
FTI HOSTING LLC, a Maryland limited liability company
FTI CONSULTING TECHNOLOGY LLC, a Maryland limited liability company
FTI CONSULTING TECHNOLOGY SOFTWARE CORP (f/n/a ATTENEX CORPORATION), a Washington corporation
FD MWA HOLDINGS INC., a Delaware corporation
FTI CONSULTING (SC) INC. (f/n/a FD U.S. COMMUNICATIONS, INC.), a New York corporation

By:
Name:	Eric B. Miller
Title:	Senior Vice President

FTI INVESTIGATIONS, LLC, a Maryland limited liability company

By:
Name:	Eric B. Miller
Title:	Vice President, Treasurer and Secretary

[SIGNATURE PAGES CONTINUE]

WILMINGTON TRUST COMPANY, as TRUSTEE

By:
Authorized Signatory
Name:	Michael G. Oller, Jr.
Title:	Assistant Vice President